As filed with the Securities and Exchange Commission on January 29, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SLM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	12061 Bluemont Way, Reston, Virginia 20190	52-2013874
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

SLM CORPORATION INCENTIVE PLAN

(Full Title of the Plan)

Robert S. Lavet, Esq. General Counsel SLM CORPORATION 12061 Bluemont Way, Reston, Virginia 20190 (703) 810-3000	Copies to: Ronald O. Mueller, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500

(Name and Address of Agent For Service)

(703) 810-3000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.20 par value per share	502,934 shares	$44.93	$22,596,825	$2,417.87

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, there is also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.
(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act based upon the average high and low prices for the Common Stock on January 23, 2007, which was $44.93.
(3)	In accordance with General Instruction E to Form S-8, a filing fee is being paid only with respect to the securities being registered pursuant to this registration statement. Other shares of the registrant’s Common Stock to be issued and sold pursuant to the above-referenced plan were previously registered, and the registration fee with respect to those securities was previously paid.

INTRODUCTION

This Registration Statement on Form S-8 is filed by SLM Corporation (formerly USA Education, Inc. and formerly SLM Holding Corporation), a Delaware corporation (the “Registrant” or the “Company”) relating to an additional 502,934 shares of the Company’s Common Stock, par value $.20 per share (the “Common Stock”), to be issued under the SLM Corporation Incentive Plan (the “Plan”). The Company previously filed a Form S-8 (File No. 333-116136) registering 15,000,000 shares of Common Stock under the Plan on June 3, 2004 and a Form S-8 (File No. 333-125317) registering an additional 2,200,000 shares of Common Stock under the Plan on May 27, 2005.

The 502,934 shares of the Common Stock registered on this Form S-8 are being transferred to the Plan in connection with the acquisition by the Company of Upromise, Inc., which was completed on August 23, 2006. Further details about the acquisition were publicly disclosed at the time of completion.

In accordance with General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8, Registration No. 333-116136 are incorporated herein by reference and the information required by Part II is omitted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in prospectuses for the Company’s Plan that are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 25th day of January, 2007.

SLM CORPORATION

By:	/s/ Thomas J. Fitzpatrick
Name:	Thomas J. Fitzpatrick
Title:	Chief Executive Officer and Vice-Chairman of the Board

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Robert S. Lavet and Mike Sheehan, and each of them severally as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Name and Signature	Title	Date

/s/ Thomas J. Fitzpatrick Thomas J. Fitzpatrick	Chief Executive Officer (Principal Executive Officer) and Vice-Chairman of the Board of Directors	January 25, 2007

/s/ C.E. Andrews C.E. Andrews	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 29, 2007

/s/ Ann Torres Bates Ann Torre Bates	Director	January 25, 2007

/s/ Charles L. Daley Charles L. Daley	Director	January 25, 2007

/s/ William M. Diefenderfer, III William M. Diefenderfer, III	Director	January 25, 2007

/s/ Diane Suitt Gilleland Diane Suitt Gilleland	Director	January 25, 2007

/s/ Earl A. Goode Earl A. Goode	Director	January 25, 2007

/s/ Ronald F. Hunt Ronald F. Hunt	Director	January 25, 2007

/s/ Benjamin J. Lambert, III Benjamin J. Lambert, III	Director	January 25, 2007

/s/ Albert L. Lord Albert L. Lord	Director and Chairman of the Board of Directors	January 25, 2007

/s/ Barry A. Munitz Barry A. Munitz	Director	January 25, 2007

/s/ A. Alexander Porter, Jr. A. Alexander Porter, Jr.	Director	January 25, 2007

/s/ Wolfgang Schoellkopf Wolfgang Schoellkopf	Director	January 25, 2007

/s/ Steven L. Shapiro Steven L. Shapiro	Director	January 25, 2007

/s/ Barry L. Williams Barry L. Williams	Director	January 25, 2007

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page

5.1	Opinion of Mary F. Eure, Esq., Corporate Secretary of SLM Corporation	6

10.1	SLM Corporation Incentive Plan	*

23.1	Consent of Mary F. Eure, Esq. (contained in Exhibit 5.1)	6

23.2	Consent of Independent Registered Public Accounting Firm	8

24.1	Power of Attorney (included on the signature page of this Registration Statement)	3

*	Incorporated by reference from Exhibit 10.24 to the Company’s Form 8-K filed on May 25, 2005.